Exhibit 99.1

Contact:	Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE                               May 4, 2017

TELEFLEX REPORTS FIRST QUARTER 2017 RESULTS

First Quarter Revenues of $487.9 million, up 14.8% Versus Prior Year Period; up 16.0% on Constant Currency Basis

First Quarter GAAP Diluted EPS of $0.87, down 17.1% Over Prior Year Period

First Quarter Adjusted Diluted EPS of $1.80, up 18.4% Versus Prior Year Period

Reaffirmed 2017 Guidance Range for GAAP Revenue Growth of 10.0% to 11.5% and Constant Currency Revenue Growth of 12.5% to 14.0%

Raised 2017 Guidance for GAAP Diluted EPS from a range of $5.04 to $5.08 to a range of $5.59 to $5.66

Raised 2017 Guidance for Adjusted Diluted EPS from a range of $8.00 to $8.15 to a range of $8.05 to $8.23

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the first quarter ended April 2, 2017.

First quarter 2017 net revenues were $487.9 million, an increase of 14.8% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2017 net revenues increased 16.0% over the year ago period.

First quarter 2017 GAAP diluted earnings per share from continuing operations decreased 17.1% to $0.87, as compared to $1.05 in the prior year period. The decrease in GAAP diluted earnings per share from continuing operations is due to costs incurred associated with the acquisition of Vascular Solutions. First quarter 2017 adjusted diluted earnings per share from continuing operations increased 18.4% to $1.80, compared to $1.52 in the prior year period.

“Following a solid fourth quarter performance to end 2016, I am pleased to report that the Company is off to a strong start in 2017, aided in part by the additional shipping days in the quarter as compared to the first quarter of 2016,” said Benson Smith, Chairman and Chief Executive Officer. “During the first quarter, the strength in our business was broad-based, covering several of our operating segments. This includes our recent acquisition of Vascular Solutions which contributed meaningfully to our revenue growth during its partial quarter of ownership, accounting for approximately 5% of our total company revenue growth."

Added Mr. Smith, "We are pleased with our performance in the first quarter and remain confident in our outlook for 2017 and are reaffirming our full year constant currency revenue growth guidance range, while increasing our full year adjusted earnings per share guidance range."

FIRST QUARTER NET REVENUE BY SEGMENT

The following table provides information regarding net revenues in each of the Company's reportable operating segments and all of its other operating segments for the three months ended April 2, 2017 and March 27, 2016 on both a GAAP and constant currency basis. The discussion below the table of the principal factors behind changes in net revenues for the three months ended April 2, 2017 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Foreign Currency" column of the table.

	Three Months Ended		% Increase/ (Decrease)
	April 2, 2017	March 27, 2016	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Vascular North America	$93.8	$81.5	14.8%	0.2%	15.0%
Surgical North America	46.0	38.9	17.7%	0.3%	18.0%
Anesthesia North America	48.2	46.0	4.7%	0.2%	4.9%
EMEA	130.7	122.1	10.9%	(3.8)%	7.1%
Asia	49.0	49.2	(0.4)%	—	(0.4)%
OEM	43.3	34.0	28.4%	(0.8)%	27.6%
All Other	76.9	53.2	45.0%	(0.5)%	44.5%
Total	$487.9	$424.9	16.0%	(1.2)%	14.8%

Vascular North America first quarter 2017 net revenues were $93.8 million, an increase of 15.0% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2017 net revenues increased 14.8% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes, including the impact of an increase in the number of shipping days in the first quarter 2017.

Surgical North America first quarter 2017 net revenues were $46.0 million, an increase of 18.0% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2017 net revenues increased 17.7% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes, including the impact of an increase in the number of shipping days in the first quarter 2017, and an increase in new product sales.

Anesthesia North America first quarter 2017 net revenues were $48.2 million, an increase of 4.9% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2017 net revenues increased 4.7% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes resulting from the impact of an increase in the number of shipping days in the first quarter 2017, as well as new product sales and price increases. The increase in net revenues was partially offset by a decrease in sales volumes of existing products excluding the impact of an increase in the number of shipping days in the first quarter 2017.

EMEA first quarter 2017 net revenues were $130.7 million, an increase of 7.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2017 net revenues increased 10.9% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes, including the impact of an increase in the number of shipping days in the first quarter 2017.

Asia first quarter 2017 net revenues were $49.0 million, a decrease of 0.4% compared to the prior year period on both a GAAP and constant currency basis. The decrease in revenue is primarily attributable to a decrease in sales volumes including the impact of the distributor to direct sales conversion in China, partially offset by an increase in new product sales and price increases.

OEM and Development Services (“OEM”) first quarter 2017 net revenues were $43.3 million, an increase of 27.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2017 net revenues increased 28.4% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes and net revenues generated by an acquired business.

All Other first quarter 2017 net revenues were $76.9 million, an increase of 44.5% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2017 net revenues increased 45.0% compared to the prior year period. The increase in constant currency revenue is primarily attributable to net revenues generated by sales of Vascular Solutions' products.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for the first three months of 2017 totaled $34.4 million compared to $32.3 million for the prior year period.

Cash and cash equivalents at April 2, 2017 were $689.1 million compared to $543.8 million at December 31, 2016.

Net accounts receivable at April 2, 2017 were $282.9 million compared to $272.0 million at December 31, 2016.

Net inventories at April 2, 2017 were $355.3 million compared to $316.2 million at December 31, 2016.

2017 OUTLOOK

On a GAAP basis, revenues in 2017 are expected to increase 10.0% to 11.5% over the prior year, reflecting the anticipated 2.5% unfavorable impact of foreign currency exchange rate fluctuations. On a constant currency basis, the Company estimates that revenues for full year 2017 will increase 12.5% to 14.0%. The forecasted revenue growth includes the impact of Vascular Solutions' product sales, which are expected to contribute approximately 8.5% to 9.0% to our revenue growth on a GAAP and constant currency basis.

The Company raised its full year 2017 GAAP diluted earnings per share from continuing operations guidance from a range of $5.04 to $5.08 to a range of $5.59 to $5.66. The increase in the full year 2017 GAAP diluted earnings per share from continuing operations guidance range is primarily due to changes in projected intangible amortization expense associated with the acquisition of Vascular Solutions. The Company raised its full year 2017 adjusted diluted earnings per share from continuing operations guidance from a range of $8.00 to $8.15 to a guidance range of $8.05 to $8.23.

FORECASTED 2017 CONSTANT CURRENCY REVENUE GROWTH RECONCILIATION

	Low	High

Forecasted 2017 GAAP revenue growth	10.0%	11.5%

Estimated impact of foreign currency exchange rate fluctuations	2.5%	2.5%

Forecasted 2017 constant currency revenue growth	12.5%	14.0%

FORECASTED 2017 ADJUSTED EARNINGS PER SHARE RECONCILIATION

	Low	High

Diluted earnings per share attributable to common shareholders	$5.59	$5.66

Restructuring, impairment charges and special items, net of tax	$1.15	$1.20

Intangible amortization expense, net of tax	$1.30	$1.35

Amortization of debt discount on convertible notes, net of tax	$0.01	$0.02

Adjusted diluted earnings per share	$8.05	$8.23

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until May 9, 2017 at 11:59pm (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 12639722.

ADDITIONAL NOTES

References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products we have sold for 36 months or less, and "existing products" refers to products we have sold for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures, which include:

Adjusted diluted earnings per share. This measure excludes, depending on the period presented (i) restructuring and other impairment charges; (ii) certain losses and other charges, including, for 2017, costs related to the Company's acquisition of Vascular Solutions and facility consolidation costs and, for 2016, charges primarily related to facility consolidation and acquisition costs, net of reversals related to contingent consideration liabilities and the gain on sale of the sale of an asset; (iii) amortization of the debt discount on the Company’s convertible notes; (iv) intangible amortization expense; (v) loss on extinguishment of debt; and (vi) tax benefits resulting primarily from the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law changes affecting the Company's deferred tax liability. In addition, the calculation of diluted shares within adjusted earnings per share gives effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares).

Constant currency revenue growth. This measure excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations and, as a result, they facilitate comparisons of financial results exclusive of items that can fluctuate in a manner that may not reflect the performance of our business. In addition, management believes that the calculation of non-GAAP diluted shares is useful to investors because it provides insight into the offsetting economic effect of the convertible note hedge against conversions of the convertible notes. Management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with generally accepted accounting principles (“GAAP”) and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling historical adjusted diluted earnings per share to historical GAAP earnings per share are set forth below. Tables reconciling constant currency net revenues to GAAP net revenues and reconciling forecasted non-GAAP measures to the most directly comparable forecasted GAAP measures are set forth above.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - April 2, 2017
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$232.3	$164.0	$17.8	$12.9	—	$17.6	$5.6	($2.7)	$40.3	$0.87	46,615
Adjustments
Restructuring and other impairment charges	—	—	—	12.9	—	—	—	3.0	10.0	$0.21	—
Losses and other charges, net (A)	11.5	9.6	0.2	—	—	2.1	—	7.8	15.7	$0.33	—
Amortization of debt discount on convertible notes	—	—	—	—	—	0.4	—	0.1	0.2	$0.01	—
Intangible amortization expense	—	18.7	0.1	—	—	—	—	5.1	13.7	$0.29	—
Tax adjustment (B)	—	—	—	—	—	—	—	0.5	(0.5)	($0.01)	—
Loss on extinguishment of debt, net	—	—	—	—	—	—	5.6	2.0	3.5	$0.08	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	—	$0.02	(477)
Adjusted basis	$220.8	$135.7	$17.5	—	—	$15.1	—	$15.9	$82.9	$1.80	46,138
Quarter Ended - March 27, 2016
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$199.7	$136.3	$12.4	$10.0	($1.0)	$13.7	—	$2.6	$51.0	$1.05	48,782
Adjustments
Restructuring and other impairment charges	—	—	—	10.0	—	—	—	2.3	7.6	$0.16	—
Losses and other charges, net (A)	2.7	0.6	0.0	—	(1.0)	—	—	0.9	1.4	$0.03	—
Amortization of debt discount on convertible notes	—	—	—	—	—	3.5	—	1.3	2.2	$0.05	—
Intangible amortization expense	—	15.4	—	—	—	—	—	4.1	11.2	$0.23	—
Tax adjustment (B)	—	—	—	—	—	—	—	5.0	(5.0)	($0.10)	—
Loss on extinguishment of debt, net	—	—	—	—	—	—	—	—	—	—	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	—	$0.12	(3,621)
Adjusted basis	$197.1	$120.4	$12.4	—	—	$10.2	—	$16.2	$68.5	$1.52	45,161

(A) In 2017, losses and other charges, net related primarily to costs associated with the acquisition of Vascular Solutions and facility consolidation costs. In 2016, losses and other charges, net related primarily to facility consolidations and the gain on sale of an asset.

(B) The tax adjustment represents a net benefit resulting primarily from the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law changes affecting our deferred tax liability.

(C) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company's convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch® and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2017 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, changes in business relationships with and purchases by or from major customers or suppliers; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our ability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with expectations; our ability to effectively execute our restructuring programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, sovereign debt issues and the impact of the United Kingdom's vote to leave the European Union; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K.

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	April 2, 2017	March 27, 2016
	(Dollars and shares in thousands, except per share)
Net revenues	$487,881	$424,893
Cost of goods sold	232,321	199,746
Gross profit	255,560	225,147
Selling, general and administrative expenses	163,969	136,348
Research and development expenses	17,827	12,353
Restructuring charges	12,945	9,968
Gain on sale of assets	—	(1,019)
Income from continuing operations before interest, loss on extinguishment of debt and taxes	60,819	67,497
Interest expense	17,726	13,784
Interest income	(169)	(80)
Loss on extinguishment of debt	5,582	—
Income from continuing operations before taxes	37,680	53,793
(Benefit) taxes on income from continuing operations	(2,669)	2,613
Income from continuing operations	40,349	51,180
Operating loss from discontinued operations	(282)	(382)
Benefit on loss from discontinued operations	(103)	(70)
Loss from discontinued operations	(179)	(312)
Net income	40,170	50,868
Less: Income from continuing operations attributable to noncontrolling interest	—	179
Net income attributable to common shareholders	$40,170	$50,689
Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$0.90	$1.22
Income (loss) from discontinued operations	(0.01)	—
Net income	$0.89	$1.22
Diluted:
Income from continuing operations	$0.87	$1.05
Loss from discontinued operations	(0.01)	(0.01)
Net income	$0.86	$1.04
Dividends per share	$0.34	$0.34
Weighted average common shares outstanding
Basic	44,893	41,647
Diluted	46,615	48,782
Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$40,349	$51,001
Income (loss) from discontinued operations, net of tax	(179)	(312)
Net income	$40,170	$50,689

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	April 2, 2017	December 31, 2016
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$689,129	$543,789
Accounts receivable, net	282,872	271,993
Inventories, net	355,289	316,171
Prepaid expenses and other current assets	47,238	40,382
Prepaid taxes	20,599	8,179
Assets held for sale	—	2,879
Total current assets	1,395,127	1,183,393
Property, plant and equipment, net	355,234	302,899
Goodwill	1,815,498	1,276,720
Intangible assets, net	1,620,454	1,091,663
Deferred tax assets	1,963	1,712
Other assets	44,160	34,826
Total assets	$5,232,436	$3,891,213
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$131,095	$183,071
Accounts payable	82,018	69,400
Accrued expenses	82,390	65,149
Current portion of contingent consideration	669	587
Payroll and benefit-related liabilities	65,927	82,679
Accrued interest	12,686	10,450
Income taxes payable	8,043	7,908
Other current liabilities	9,530	8,402
Total current liabilities	392,358	427,646
Long-term borrowings	1,957,797	850,252
Deferred tax liabilities	460,654	271,377
Pension and postretirement benefit liabilities	130,226	133,062
Noncurrent liability for uncertain tax positions	17,939	17,520
Other liabilities	54,558	52,015
Total liabilities	3,013,532	1,751,872
Commitments and contingencies
Convertible notes - redeemable equity component	—	1,824
Mezzanine equity	—	1,824
Total shareholders' equity	2,218,904	2,137,517
Total liabilities and shareholders' equity	$5,232,436	$3,891,213

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	April 2, 2017	March 27, 2016
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$40,170	$50,868
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	179	312
Depreciation expense	14,180	12,602
Amortization expense of intangible assets	18,785	15,357
Amortization expense of deferred financing costs and debt discount	1,406	4,377
Loss on extinguishment of debt	5,582	—
Gain on sale of assets	—	(1,019)
Fair value step up of acquired inventory sold	7,832	—
Changes in contingent consideration	179	377
Stock-based compensation	4,240	3,437
Deferred income taxes, net	(3,081)	756
Other	(2,703)	(3,114)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	18,691	(10,568)
Inventories	(5,322)	(5,104)
Prepaid expenses and other current assets	(1,224)	(3,749)
Accounts payable and accrued expenses	2,696	4,502
Income taxes receivable and payable, net	(10,670)	(2,202)
Net cash provided by operating activities from continuing operations	90,940	66,832
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(12,894)	(7,822)
Proceeds from sale of assets	6,332	1,251
Payments for businesses and intangibles acquired, net of cash acquired	(975,524)	—
Net cash used in investing activities from continuing operations	(982,086)	(6,571)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	1,194,500	—
Reduction in borrowings	(138,251)	(9)
Debt extinguishment, issuance and amendment fees	(19,114)	—
Net proceeds from share based compensation plans and the related tax impacts	(505)	3,180
Payments for contingent consideration	(79)	(61)
Dividends paid	(15,287)	(14,179)
Net cash provided by (used in) financing activities from continuing operations	1,021,264	(11,069)
Cash flows from discontinued operations:
Net cash used in operating activities	(266)	(126)
Net cash used in discontinued operations	(266)	(126)
Effect of exchange rate changes on cash and cash equivalents	15,488	5,126
Net increase in cash and cash equivalents	145,340	54,192
Cash and cash equivalents at the beginning of the period	543,789	338,366
Cash and cash equivalents at the end of the period	$689,129	$392,558

Non cash financing activities of continuing operations:
Settlement and exchange of convertible notes with common or treasury stock	$958	$5
Acquisition of treasury stock associated with settlement and exchange of convertible note hedge and warrant agreements	$19,311	$11